Exhibit 10.1

LOAN AGREEMENT

(CIT Loan)

Dated as of September 21, 2005

Among

SKYWEST AIRLINES, INC.,

Borrower,

SKYWEST, INC.,

Guarantor, and

C.I.T. LEASING CORPORATION

Lender, and

C.I.T. LEASING CORPORATION,

as Security Trustee

Four Bombardier Regional Jet Model CL-600-2B19 Aircraft

U.S. Registration Numbers: N698BR, N699BR, N709BR and N710BR

Corresponding Manufacturer’s Serial Numbers:  7799, 7801, 7850, 7852

i

LOAN AGREEMENT

(CIT Loan)

THIS LOAN AGREEMENT (CIT Loan), dated as of September 21, 2005 (this “Agreement”), is among (i) SkyWest Airlines, Inc., a Utah corporation (“Borrower”), (ii) SkyWest, Inc., a Utah corporation (“Guarantor”), (iii) C.I.T. Leasing Corporation, a Delaware corporation in its capacity as Lender (the “Lender”), and (iv) C.I.T. Leasing Corporation, a Delaware corporation in its capacity as security trustee (“Security Trustee”).

W I T N E S S E T H :

WHEREAS, Borrower desires to enter into a credit facility with Lender and to pledge as security therefor certain Bombardier Regional Jet Model CL-600-2B19 aircraft, four of which are the subject of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Borrower and Security Trustee are entering into that certain Aircraft Mortgage and Security Agreement dated as of the date first set forth above (the “Mortgage”), pursuant to which Borrower issues to Lender one or more Notes as evidence of Borrower’s indebtedness to Lender, and Borrower shall execute and deliver an initial Mortgage Supplement dated the Closing Date covering each Aircraft, supplementing the Mortgage;

WHEREAS, concurrently with the execution and delivery of this Agreement, Guarantor is issuing that certain Guaranty dated as of the date first set forth above, pursuant to which Guarantor will guarantee the obligations of Borrower under the Operative Documents;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.                                Commitment to Advance, and to Borrow.

(a)                                  The following terms shall have the following meanings for all purposes of this Agreement:

(i)                                     unless otherwise expressly indicated, all references herein to Sections or other subdivisions refer to the corresponding sections and other subdivisions of this Agreement;

(ii)                                  the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder,” “hereinafter” and “herewith” refer to this Agreement; and

(iii)                               the terms defined on Schedule II attached hereto shall have the respective meanings set forth on Schedule II attached hereto.

(iv)                              all terms used herein and not otherwise defined shall have the respective meanings set forth in Appendix A to the Mortgage.

Each of the Schedules and Exhibits hereto are hereby incorporated herein by this reference.

(b)                                 Subject to the terms and conditions of this Agreement, Lender agrees to make the Loan to Borrower on a date to be designated pursuant to Section 2 hereof, which loan is to be evidenced by one or more Notes in an aggregate original amount equal to $60,000,000 and is to be secured by the Mortgage.

SECTION 2.                                Borrower’s Notice of Closing Date; Closing.

(a)                                  Borrower agrees to give Lender and Security Trustee at one Business Day’s written notice of the Closing Date, which date shall be a date not later than September 30, 2005 and which notice shall confirm the Loan.  The making of the Loan by the Lender in the manner required by this Section 2 shall constitute a waiver of such notices.

(b)                                 Subject to the terms and conditions of this Agreement, Lender will make available the Loan by appropriate transfer of immediately available funds at or before 2:00 p.m., New York City time, on the Scheduled Closing Date (as defined in paragraph (d) below), to the account of Borrower specified on Schedule I hereto or as otherwise agreed to by the parties

(c)                                  Subject to the terms and conditions of this Agreement, simultaneously with funding of the Loan on the Closing Date pursuant to this Section 2, Borrower shall execute and deliver to Lender a Note payable to Lender or its nominee in the principal amount of the Loan.

(d)                                 If for any reason the consummation of the transactions contemplated hereby (the “Closing”) is not consummated on or before September 26, 2005 (such date being herein called the “Scheduled Closing Date”) the Lender may, by telephonic notice given by 5:00 P.M., New York City time, on the Scheduled Closing Date, to Borrower and Security Trustee, designate a delayed date for such closing (the “Delayed Closing Date”), not later than September 30, 2005.

(e)                                  The Closing shall take place commencing at 12:00 noon New York City time, on the Closing Date, at the offices of Parr Waddoups Brown Gee & Loveless, 185 South State Street, Suite 1300, Salt Lake City, Utah 84111, or at such other time and place as the parties hereto shall specify, but in no event later than September 30, 2005.

SECTION 3.                                [intentionally omitted]

SECTION 4.                                Conditions.

(a)                                  Conditions Precedent to Making the Loan.  It is agreed that the obligation of Lender to make available the Loan is subject to the satisfaction prior to or on the Closing Date of the following conditions precedent, provided that it shall not be a condition precedent to the obligations of Lender that any document be produced or action taken that is to be produced or taken by Lender or by a Person within Lender’s control; and provided, further, that paragraph (ix)(1) (insofar as it relates to Lender) below shall not be a condition precedent to the obligation of Lender:

(i)                                     Lender shall have received due notice pursuant to Section 2 hereof (or shall have waived such notice either in writing or as provided in Section 2).

(ii)                                  No change shall have occurred after the date of the execution and delivery of this Agreement in applicable law or regulations thereunder or interpretations thereof by appropriate regulatory authorities that, in the opinion of Lender, would make it a violation of law or regulations for (x) Borrower, Guarantor, Security Trustee or Lender to execute, deliver and perform the Operative Documents to which any of them is a party or (y) Lender to make the Loan available.

(iii)                               [intentionally omitted]

(iv)                              Each of the Operative Documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to Lender and shall be in full force and effect and executed counterparts shall have been delivered to Borrower, Guarantor, Security Trustee and Lender, and their respective counsel, provided that the Lender shall receive an executed original of the Note.

(v)                                 A Uniform Commercial Code financing statement naming Borrower as debtor and the Security Trustee as secured party in respect of the security interests created by or pursuant to the Mortgage shall have been executed and delivered by Borrower, and such financing statement shall have been duly filed in Utah, and any additional Uniform Commercial Code financing statements deemed necessary or advisable by Lender shall have been executed and delivered by Borrower and duly filed.

(vi)                              Lender and Security Trustee shall have received the following, in each case in form and substance satisfactory to it:

(1)                                  a copy of the Articles of Incorporation of each of Borrower and Guarantor, certified by the Director of the Division of Corporations and Commercial Code (or comparable governmental authority) of the State of Utah, and a copy of the Bylaws and resolutions of the board of directors of each of Borrower and Guarantor, in each case certified by the Secretary or an Assistant Secretary of Borrower and Guarantor, respectively, duly authorizing the execution, delivery and performance by Borrower and Guarantor, as the case may be, of each of the Operative Documents to which Borrower or Guarantor, respectively, is a party, and an incumbency certificate as to the Person or Persons authorized to execute and deliver such documents on its behalf and including specimens of the signatures of such Person or Persons;

(2)                                  [intentionally omitted] and

(3)                                  such other documents and evidence with respect to Borrower or Guarantor as Lender or its special counsel may reasonably request in order to establish the authority of such parties to consummate the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection therewith.

(vii)               All appropriate action required to have been taken prior to the Closing Date by the FAA, or any governmental or political agency, subdivision or instrumentality of the United States or Canada in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals of such entities required to be in effect on the Closing Date in connection with the transactions contemplated by this Agreement shall have been issued, and all such orders, permits, waivers, authorizations, exemptions and approvals shall be in full force and effect on the Closing Date.

(viii)            On the Closing Date, the following statements shall be true, and Lender shall have received evidence satisfactory to it to the effect that:

(1)                                  Borrower has good and marketable title to the Aircraft free and clear of Liens other than the mortgage and security interest created by the Mortgage and other Permitted Liens described in Section 4.01(a)(ii) and (iii) of the Mortgage;

(2)                                  the Aircraft is duly registered with the FAA in the name of the Borrower;

(3)                                  Borrower has authority to operate such Aircraft;

(4)                                  the Mortgage and the Mortgage Supplement have been duly filed with the FAA for recordation;

(5)                                  Security Trustee on behalf of Lender is entitled to the protection of Section 1110 of the Bankruptcy Code in connection with its right to take possession of the Aircraft in the event of a case under Chapter 11 of the Bankruptcy Code in which Borrower is a debtor; and

(6)                                  the Aircraft has an FAA airworthiness certificate.

(ix)                                On the Closing Date:

(1)                                  the representations and warranties of Borrower, Guarantor, Security Trustee and Lender contained herein and in the other Operative Documents to which Borrower, Guarantor, Security Trustee or Lender, as the case may be, is a party shall be true and accurate as though made on and as of such date except to the extent that such representations and warranties relate solely to a date other than the Closing Date (in which case such representations and warranties shall have been true and accurate on and as of such date), and Lender shall have received a certificate of a Responsible Officer of each of Borrower and Guarantor to such effect; and

(2)                                  no event shall have occurred and be continuing, or is reasonably likely to result from the consummation of the transactions contemplated by the Operative Documents, which constitutes a Default or an Event of Default; and

(3)                                  there will have been no material adverse change in Borrower’s or Guarantor’s, business, assets, operations or financial condition since June 30, 2005 (it being understood that a termination of the codesharing agreement with either United Air Lines or Delta Air Lines would constitute a material adverse change but that the filing for bankruptcy protection by Delta Air Lines would not constitute a material adverse change).

(x)                                   Lender shall have received an opinion addressed to Lender and Security Trustee from Parr Waddoups Brown Gee & Loveless, special Utah counsel for Borrower and Guarantor, substantially in the form of Exhibit A-1 hereto.

(xi)                                [intentionally omitted]

(xii)                             Lender shall have received an opinion addressed to Lender, Borrower and Guarantor, from Daugherty, Fowler, Peregrin & Haught, FAA counsel to Borrower, substantially in the form of Exhibit A-2 hereto.

(xiii)                          [intentionally omitted]

(xiv)                         Lender and Security Trustee shall have received a certificate signed by a Responsible Officer of Borrower, dated the Closing Date, addressed to Lender and Security Trustee certifying (to the knowledge of Borrower and, with respect to any item not relating directly to Borrower or Guarantor, without any investigation by Borrower whatsoever) as to the fulfillment of all conditions in this Section 4(a).

(xv)                            Lender shall have received an independent insurance broker’s report, and certificates of insurance, in form and substance reasonably satisfactory to Lender, as to the due compliance with the terms of Section 4.01(e) of the Mortgage relating to insurance with respect to the Aircraft.

(xvi)                         On the Closing Date no Event of Loss (or event which with the passage of time is reasonably likely to become an Event of Loss) with respect to the Airframe or any Engine shall have occurred.

(xvii)                      No action or proceeding shall have been instituted nor shall governmental action be threatened before any court or Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or Governmental Authority at the time of the Closing Date to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or the transactions contemplated hereby.

(xviii)                   All proceedings taken in connection with the transactions contemplated hereby and the other Operative Documents and all documents and papers relating thereto shall be satisfactory to Lender and its counsel, and Lender and its counsel shall have received copies of such documents and papers as Lender or its counsel may reasonably request in connection therewith or as a basis for such counsel’s closing opinion, all in form and substance satisfactory to Lender and its counsel.

(b)                                 Conditions Precedent to the Obligations of Borrower and Guarantor.  It is agreed that the obligations of (1) Borrower to enter into the Operative Documents to which it is to be a party and (2) Guarantor to enter into the Guaranty and the other Operative Documents to which it is to be a party, are all subject to the fulfillment to the satisfaction of Borrower and Guarantor prior to or on the Closing Date of the following conditions precedent:

(i)                                     The conditions specified in Section 4(a)(ii), 4(a)(vii), 4(a)(ix)(1) and 4(a)(xvii) hereof shall have been satisfied, unless such nonsatisfaction is the result of action or inaction by Borrower or Guarantor, as the case may be.

(ii)                                  Those documents described in Section 4(a)(iv) shall have been duly authorized, executed and delivered by the respective party or parties thereto (other than Borrower and Guarantor) in the manner specified in such section, shall each be satisfactory in form and substance to Borrower and Guarantor, shall be in full force and effect on the Closing Date, and an executed counterpart of each thereof (other than the Note) shall have been delivered to Borrower and Guarantor or their counsel.

(iii)                               Borrower and Guarantor shall have received the documents described in Section 4(a)(vi)(2), each certified as provided therein, in form and substance satisfactory to Borrower and Guarantor, together with such other documents and evidence with respect to Lender and Security Trustee as Borrower, Guarantor or their counsel may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement, the taking of all corporate or other similar proceedings in connection therewith and compliance with the conditions herein set forth.

(iv)                              The representations and warranties of Security Trustee and Lender contained in Section 7 hereof shall be true and accurate as of the Closing Date as though made on and as of such date except to the extent that such representations and warranties relate solely to an earlier date (in which event such representations and warranties shall have been true and accurate on and as of such earlier date).

(v)                                 Borrower and Guarantor shall have received the opinions described in 4(a)(xii), in each case addressed to Borrower and Guarantor, and dated the Closing Date.

(vi)                              No change shall have occurred after the date of the execution and delivery of this Agreement in applicable law, regulations thereunder or interpretations thereof by appropriate regulatory authorities, or any other matter that, in the opinion of Borrower or Guarantor, would make it a violation of law or regulations for Borrower or Guarantor to enter into any transaction contemplated by the Operative Documents.

(vii)                           [intentionally omitted]

(viii)                        [intentionally omitted]

(c)                                  Direction by each of the parties hereto to FAA counsel to file the documents referred to in Section 4(a)(viii)(4) hereof shall constitute, as to such party, confirmation by such party that the conditions to closing applicable to such party have been satisfied or waived to its satisfaction.

SECTION 4.                                [intentionally omitted]

SECTION 5.                                Guarantor’s Representations, Warranties and Covenants.  Guarantor represents, warrants and covenants to Security Trustee and Lender that as of the Closing Date:

(a)                                  Guarantor is a corporation duly organized and validly existing in good standing pursuant to the laws of the State of Utah; is duly qualified to do business as a foreign corporation in each jurisdiction in which its operations or the nature of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on its ability to perform its obligations hereunder and under the Guaranty; has the corporate power and authority to carry on its business as presently conducted and to enter into and perform its obligations hereunder and under the Guaranty; and its Internal Revenue Service employer identification number is correctly set forth on Schedule I hereto;

(b)                                 the execution, delivery and performance by Guarantor of this Agreement and the Guaranty have been duly authorized by all necessary corporate action on the part of Guarantor, do not require any stockholder approval, or approval or consent of any trustee or holders of any indebtedness or obligations of Guarantor, and do not contravene the provisions of, or constitute a default under or results in the creation of any Lien (other than Permitted Liens) upon the property of Guarantor under, its Articles of Incorporation or Bylaws, any law, rule, regulation, judgment or court order binding on the Guarantor or any of its properties, or any indenture, mortgage, contract or other agreement to which Guarantor is a party or by which it or any of its properties may be bound or affected;

(c)                                  the execution and delivery by Guarantor of this Agreement and the Guaranty and the performance by Guarantor of its obligations thereunder do not require the consent or approval or authorization of, the giving of notice to, or the registration with, or the taking of any other action under any applicable law or regulation in respect of any Governmental Authority;

(d)                                 each of this Agreement and the Guaranty has been duly authorized, executed and delivered by Guarantor and constitutes legal, valid and binding obligations of Guarantor enforceable against Guarantor in accordance with the terms thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors’ rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law);

(e)                                  except with respect to matters described in “Part II OTHER INFORMATION Item 1:  Legal Proceedings” of Guarantor’s Form 10-Q filed for the period ending June 30, 2005 and, except for any bankruptcy proceedings relating to Delta that involve Lessee’s codeshare agreement with Delta, there are no pending or, to the knowledge of Guarantor, threatened actions or proceedings before any court or administrative agency to which Guarantor or its Affiliates is a party which individually (or in the aggregate in the case of any group of related lawsuits) are reasonably likely to have a material adverse effect on the Guarantor’s financial condition or the ability of Guarantor to perform its obligations hereunder or under the Guaranty;

(f)                                    true and correct copies of the financial statements of Guarantor as of December 31, 2004, March 31, 2005 and June 30, 2005 have been delivered to Lender and such financial statements have been, in the case of the December 31, 2004 financial statements, audited by independent certified public accountants and have, in each case, been prepared in accordance with generally accepted accounting principles consistently applied with financial statements of prior years, are correct and complete and fairly present the financial condition and operating results of Guarantor as of such date (subject, in the case of the March 31, 2005 and June 30, 2005 financial statements, to normal year-end audit adjustments) and since December 31, 2004, March 31, 2005 and June 30, 2005 respectively, there has been no material adverse change in such condition or operations, except for such matters timely disclosed in any subsequent quarterly report on Form 10-Q or interim report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) prior to the Closing Date and furnished to Lender;

(g)                                 Guarantor will furnish to Lender:

(i)                                     within 60 days after the end of each of the first three quarterly periods of each fiscal year of Guarantor, Guarantor’s quarterly report on Form 10-Q (or such other form as may be required by the SEC) for such quarter as filed with the SEC or, if Guarantor is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, copies (each of which shall be prepared in accordance with generally accepted accounting principles) of (A) a consolidated balance sheet of Guarantor as of the end of such quarter, setting forth in comparative form the amount for the end of the corresponding period of the preceding fiscal year, and (B) consolidated statements of income, stockholders’ equity and cash flows of Guarantor for such quarterly period, setting forth in comparative form the amount for the corresponding period of the preceding fiscal year;

(ii)                                  within 120 days after the end of each fiscal year of Guarantor, Guarantor’s annual report on Form 10-K (or such other form containing the same information as may be required by the SEC) for such year as filed with the SEC, or if Guarantor is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, duplicate copies (each of which shall be prepared in accordance with generally accepted accounting principles) of (A) a consolidated balance sheet of Guarantor as of the end of such year, and (B) consolidated statements of income, stockholders’ equity and cash flows of Guarantor for such year, setting forth in each case in comparative form the figures for the previous fiscal year and in all cases accompanied by a favorable auditor’s report of a firm of independent certified public accountants of recognized national standing;

(iii)                               promptly upon their becoming available, one copy of each proxy statement sent by Guarantor to its shareholders generally, and of each regular or periodic report and of any prospectus (in the form in which it becomes effective) filed by Guarantor with the SEC or any successor agency; and

(iv)                              such other further public information concerning the Guarantor’s or Borrower’s financial condition, operations or business as Lender reasonably requests; and

(h)                                 intentionally omitted;

(i)                                     Guarantor covenants that it will not consolidate with or merge with or into any other corporation or other Person or convey, transfer or lease all or substantially all of its assets as an entirety (whether in one transaction or a series of related transactions) to any Person unless:

(i)                                     the corporation or other Person formed by such consolidation or with or into which Guarantor is merged or the Person which acquires by conveyance, transfer or lease all or substantially all of the assets of Guarantor as an entirety (the “Successor”) shall, after giving effect to such merger, consolidation, conveyance, transfer or lease, have a Tangible Net Worth at least equal to the lesser of (1) Guarantor’s Tangible Net Worth immediately prior to such consolidation, merger, conveyance, transfer or lease and (2) the greater of (x) Guarantor’s Tangible Net Worth as of June 30, 2005 and (y) 60% of Guarantor’s Tangible Net Worth immediately prior to such consolidation, merger, conveyance, transfer or lease;

(ii)                                  the Successor executes and delivers to Lender and Security Trustee a duly authorized, valid, binding and enforceable agreement in form and substance reasonably satisfactory to Security Trustee and Lender containing an assumption by such Person of the obligations of Guarantor under the Guaranty and the other Operative Documents to which Guarantor is a party;

(iii)                               immediately after giving effect to such transaction, no Default or Event of Default has occurred or is continuing; and

(iv)                              Guarantor shall (1) at least 30 days prior to such consolidation, merger, conveyance, transfer or lease, give written notice of such transaction to Lender and (2) have delivered to Lender (A) a certificate signed by a Responsible Officer of Guarantor stating that such consolidation, merger, conveyance, transfer or lease and the assumption agreement mentioned in clause (ii) above comply with the terms set forth herein and that all conditions precedent herein provided for relating to such transaction have been complied with and (B) an opinion of counsel (such counsel selected by Guarantor and reasonably acceptable to Lender) reasonably satisfactory to Lender that the assumption agreement mentioned in clause (ii) above is, subject to reasonable assumptions, qualifications and exceptions, the duly authorized, valid and binding agreement of Successor enforceable against Successor in accordance with the terms thereof.

Upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of Guarantor as an entirety in accordance with this Section 5(i), Successor shall succeed to, and be substituted for, and may exercise every right and power of, Guarantor under this Agreement and the other Operative Documents to which it is a party with the same effect as if such Successor had been named as Guarantor herein.  No such consolidation, merger, conveyance, transfer or lease of all or substantially all of the assets of Guarantor as an entirety shall have the effect of releasing Guarantor or any Person which shall theretofore have become a Successor in the manner prescribed in this Section 5(i) from its liability in respect of any Operative Document to which it is a party.  Guarantor or Borrower shall pay all reasonable costs and expenses, including reasonable attorney’s fees of Security Trustee and Lender in connection with verification of the foregoing conditions. For avoidance of doubt, matters involving the consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of Borrower are governed solely by Section 7(e) hereof.

SECTION 6.                                Borrower’s Representations, Warranties and Indemnities.

(a)                                  In General.  Borrower represents and warrants as of the Closing Date and covenants to Lender that:

(i)                                     Borrower is a corporation duly organized and validly existing in good standing pursuant to the laws of the State of Utah; is duly qualified to do business as a foreign corporation in good standing in all jurisdictions in which its operations or the nature of its business require such qualification; is a Citizen of the United States and a Certificated Air Carrier; holds all licenses, certificates, permits and franchises from the appropriate agencies of the United States of America and/or all other Governmental Authorities having jurisdiction necessary to authorize Borrower to engage in air transport and to carry on scheduled passenger service as presently conducted and each such license, certificate, permit and franchise is in full force and effect; is a registered organization (as such term is defined in Article 9a of the Utah Uniform Commercial Code—Secured Transactions) organized under the laws of the State of Utah and the full and correct legal name, type of organization, organizational number, jurisdiction of organization, and mailing address of the Borrower as of the Closing Date are correctly set forth in Schedule I hereof; covenants and agrees that it will not change such status or its name without 30 days’ prior written notice to Security Trustee; and further covenants and agrees to provide for the filing of such amended or new Uniform Commercial Code financing statements in the appropriate filing or recording office as may be necessary to protect the perfection and/or priority of the interest intended to be covered hereunder and under the Mortgage; has the corporate power and authority to carry-on its business as presently conducted and to enter into and perform its obligations under the Borrower Documents; and its Internal Revenue Service employer identification number is correctly set forth on Schedule I hereto;

(ii)                                  the execution, delivery and performance by Borrower of the Borrower Documents will, on the Closing Date, have been duly authorized by all necessary corporate action on the part of Borrower, do not require any stockholder approval, or approval or consent of any trustee or holders of any indebtedness or obligations of Borrower except such as have been duly obtained or by the Closing Date will have been duly obtained, and (assuming the correctness of the representations, warranties and covenants of Lender in Section 7 hereof including, but not limited to, representations relating to ERISA and the Securities Act) none of such Borrower Documents contravenes any law, judgment, government rule, regulation or order binding on Borrower or the Articles of Incorporation or Bylaws of Borrower or contravenes the provisions of, or constitutes a default under, or results in the creation of any Lien (other than the mortgage and security interest created by the Mortgage) upon the property of Borrower under its Articles of Incorporation or Bylaws or any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, credit agreement, contract or other agreement or instrument to which Borrower is a party or by which it or any of its properties may be bound or affected;

(iii)                               neither the execution and delivery by Borrower of the Borrower Documents nor the performance by Borrower of its obligations thereunder require the consent, approval or authorization of, the giving of notice to, or the registration with, or the taking of any other action under any applicable law or regulation in respect of any Governmental Authority, except for (A) the orders, permits, waivers, exemptions, authorizations, requirements, regulations and approvals of the regulatory authorities having jurisdiction over the operation of the Aircraft by Borrower, which orders, permits, waivers, exemptions, authorizations and approvals have been duly obtained or will on or prior to the Closing Date be duly obtained, and will on the Closing Date be in full force and effect, (B) any normal periodic and other reporting requirements under the applicable rules and regulations of the FAA to the extent required to be given or obtained only after the Closing Date and (C) to the extent not covered above in this paragraph (iii), those filings described in Section 6(a)(vi) below;

(iv)                              the Borrower Documents have been duly executed and delivered by Borrower and each constitutes legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with the terms thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors’ rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law);

(v)                                 except with respect to matters described in “Part II OTHER INFORMATION Item 1:  Legal Proceedings” of Guarantor’s Form 10-Q filed for the period ending June 30, 2005 and, except for any bankruptcy proceedings relating to Delta that involve Lessee’s codeshare agreement with Delta, there is no pending or threatened action or proceeding to which Borrower or any of its Affiliates is a party before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) is reasonably likely to have a material adverse effect on the financial condition of Borrower or the ability of Borrower to perform its obligations under the Borrower Documents;

(vi)                              except for (A) the filing for recording pursuant to the Transportation Code of the Mortgage Supplement and the Mortgage, and (B) the filing of financing statements (and continuation statements at periodic intervals) with respect to the security and other interests created by such documents under Article 9a of the Uniform Commercial Code—Secured Transactions of the State of Utah and such other states as may be specified in the opinion furnished pursuant to Section 4(a)(x) hereof, no further action, including any filing or recording of any document (including any financing statement in respect thereof under Article 9 of the Uniform Commercial Code—Secured Transactions of any applicable jurisdiction), is necessary or advisable in order to establish and perfect Security Trustee’s security interest in the Mortgage Estate as against Borrower and any third parties in any applicable jurisdictions in the United States;

(vii)                           there has not occurred any event that constitutes a Default or an Event of Default that is presently continuing nor any default under the Purchase Agreement which is continuing;

(viii)                        Borrower has good and marketable title to the Aircraft free and clear of Liens other than the mortgage and security interest created by the Mortgage and other Permitted Liens described in Section 4.01(a)(ii) and (iii) of the Mortgage not of record;

(ix)                                [intentionally omitted];

(x)                                   none of the written statements about Borrower or Guarantor furnished to Lender by or on behalf of Borrower or any Person authorized or employed by Borrower as agent, broker, dealer or otherwise in connection with the negotiation of the transactions contemplated by this Agreement, contained, as of the date thereof, any untrue statement of a material fact about Borrower or Guarantor or omitted, as of the date thereof, a material fact about Borrower or Guarantor necessary to make the statements about Borrower or Guarantor contained therein or herein not misleading and there is no fact that Borrower has not disclosed to Lender in writing which materially and adversely affects or, so far as Borrower can reasonably foresee, will materially and adversely affect the Aircraft, the business, profits or condition (financial or otherwise) of Borrower or will impair the ability of Borrower to perform its obligations under Borrower Documents;

(xi)                                Borrower and its Affiliates have filed or caused to be filed all federal, state, and material local and non-U.S. tax returns that are required to be filed and have paid or caused to be paid all taxes shown to be due on such returns or on any assessment received by Borrower or its

Affiliates, expect any that are being contested diligently and in good faith by appropriate proceedings and for which adequate provision for payment has been made;

(xii)                             the Aircraft is fully equipped to operate in commercial service and does not require any additions or improvements for its intended use by Borrower;

(xiii)                          no Person acting on behalf of Borrower is or will be entitled to any broker’s fee, commission or finder’s fee in connection with the transactions contemplated by the Operative Documents;

(xiv)                         no Event of Loss has occurred with respect to the Aircraft, and no circumstance, condition, act or event has occurred to the knowledge of Borrower that, with the giving of notice or lapse of time will give rise to or constitute an Event of Loss with respect to the Aircraft or any Engine;

(xv)                            all sales or use Taxes then due and for which Borrower is responsible pursuant to Section 6(b) hereof shall have been paid, other than such Taxes that are being contested by Borrower in good faith and by appropriate proceedings (and for which Borrower) shall have established adequate reserves) so long as such proceedings do not involve any reasonable likelihood of the sale, forfeiture or loss of the Aircraft; and

(xvi)                         Security Trustee on behalf of Lender is entitled to the protection of Section 1110 of the Bankruptcy Code in connection with it rights to take possession of the Aircraft in the event of a case under Chapter 11 of the Bankruptcy Code in which Borrower is a debtor.

(b)                                 General Tax Indemnity.

(i)                                     Indemnity.  Borrower shall pay, and on written demand shall indemnify and hold harmless on an After-Tax Basis each Indemnitee from and against, any and all Taxes imposed against any Indemnitee, Borrower or any Affiliate of Borrower, the Aircraft, Airframe, or any Engine or any Part thereof or interest therein, or any lessee or user or Person in possession thereof, or Affiliate of any lessee, user or Person in possession thereof, by the United States or any state or local government or other taxing authority thereof or any territory or possession thereof, or by any foreign government or any international taxing authority or any political subdivision or taxing authority of any of the foregoing upon or with respect to (A) the Aircraft, Airframe, any Engine or any Part or any interest therein; (B) the acquisition, manufacture, purchase, mortgaging, financing, refinancing, ownership, delivery, nondelivery, redelivery, transport, location, lease, sublease, hire, assignment, alteration, improvement, possession, registration, deregistration, transfer of registration, presence, use, replacement, substitution, pooling, operation, insurance, installation, modification, rebuilding, overhaul, condition, storage, maintenance, repair, sale, return, abandonment, preparation, transfer of title, conditional sale, acceptance, importation, exportation, rejection or other disposition of the Aircraft, Airframe, any Engine, any Part or any interest in any of the foregoing; (C) the rentals, receipts, income or earnings arising from the purchase, financing, ownership, delivery, redelivery, leasing, subleasing, possession, use, operation, return, storage, transfer of title, sale or other disposition of the Aircraft, Airframe, any Engine, any Part, or any interest in any of the foregoing; (D) the Notes, their issuance, acquisition, transfer, refinancing, or the payment of any amounts thereon; (E) the execution, delivery, performance or enforcement of any of the Operative Documents or any future amendment, supplement, waiver or consent thereto, or any of the transactions contemplated thereby, any proceeds or payments or amounts payable under any thereof, or the issuance, acquisition or subsequent transfer thereof; (F) the property or the income or other proceeds with respect to any of the property held in the Mortgage Estate; (G) the payment of the purchase price pursuant to the Loan

Agreement and the Purchase Agreement; or (H) otherwise with respect to or in connection with the transactions contemplated by the Operative Documents.

(ii)                                  Exclusions from General Tax Indemnity.  The provisions of Section 6(b)(i) shall not apply to, and Borrower shall have no obligation to pay, or to indemnify or hold harmless a particular Indemnitee with respect to:

(1)                                  Taxes imposed on an Indemnitee by withholding or otherwise, based on, or measured by the income (including gross income), earnings, receipts, capital, franchises, excess profits or conduct of business of such Indemnitee, including, without limitation, income Taxes, U.S. Withholding Taxes, capital gains Taxes, minimum and alternative minimum Taxes, accumulated earnings Taxes, personal holding company Taxes and branch profits and branch interest Taxes (other than sales, rental, use, value added, property, ad valorem, license, excise, general services, stamp, documentary or similar Taxes) imposed by the United States, any state or local government, or any foreign government; provided, however, that:

(A)                              In the case of any Taxes imposed by a Governmental Authority other than the United States, the exclusions set forth in this clause (1) shall apply only if and to the extent that: (I) such Taxes are imposed as a result of the Indemnitee’s situs of organization, residence, citizenship, place of business, presence or activities in the jurisdiction imposing the Tax, and (II) the Indemnitee’s situs, residence, citizenship, place of business, presence or activity in the taxing jurisdiction is not solely attributable to (x) the operation, use, presence, or registration of the Aircraft, Airframe or any Engine or Part or any other aircraft, airframe, engine or part owned or leased by Borrower, in such jurisdiction, (y) the presence of Borrower or any lessee or any Affiliate of any thereof, or Borrower or any lessee or any Affiliate thereof making payments (or having been deemed to have made payments) from or performing any other actions expressly permitted or required under the Operative Documents, or the application of the proceeds of the Notes, in such jurisdiction, or (z) the Indemnitee’s participation in the transactions contemplated hereby.

(B)                                In the case of U.S. Withholding Taxes on an Indemnitee, the exclusion contained in this clause (1) shall not apply if and to the extent that such Taxes result from a Change in Tax Law issued, enacted or adopted after the Closing Date; and

(C)                                The exclusions set forth in this clause (1) shall not apply to amounts necessary to make any payment on an After-Tax Basis.

(2)                                  [Taxes attributable to any period following the payment in full of all of Borrower’s obligations under the Mortgage and all other amounts then payable under the other Operative Documents; provided, however, that the exclusions set forth in this subparagraph (2) shall not apply to Taxes relating to payments made by Borrower to or for the benefit of any Indemnitee under the Operative Documents following such events];

(3)                                  [intentionally omitted];

(4)                                  Taxes imposed on an Indemnitee that arise out of or are caused by (A) the breach of any express representation, warranty or covenant of such Indemnitee (unless attributable to the breach of any representation, warranty or covenant set forth in the Operative

Documents by a party thereto other than such Indemnitee if such breach is not caused by such Indemnitee), (B) in the case of Security Trustee, any act or omission of the Security Trustee where such act or omission is not permitted by the Operative Documents, or (C) the gross negligence or willful misconduct of such Indemnitee (unless such gross negligence or willful misconduct is imputed to such Indemnitee by reason of the acts or omissions of Borrower);

(5)                                  Taxes that become payable as a result of a transfer by an Indemnitee of all or a portion of its interest in any Operative Documents other than in connection with (A) a Specified Default or an Event of Default, (B) an Event of Loss, or (C) a transfer by the Lender pursuant to a request by Borrower;

(6)                                  Taxes imposed against a transferee of an Indemnitee to the extent of the excess of such Taxes over the amount of such Taxes that would have been imposed on the original Lender or Security Trustee, as applicable, had that original Indemnitee not made a transfer (including for this purpose the booking of a Note by a Lender in a jurisdiction other than of its original Lending Office); provided, however, that this clause (6) shall not apply to:  (A) the extent necessary to make any payment on an After-Tax Basis, (B) a transfer not excluded by Section 6(b)(ii)(5) hereof, or (C) Taxes imposed on a Note Holder which is a transferee of the Lender (including a Lending Office of a particular Lender that is a transferee of its respective original Lending Office) if that transferee is domiciled in the United States, Belgium, France, Germany, Ireland, the Netherlands or the United Kingdom;

(7)                                  Taxes imposed on Security Trustee with respect to any fees received for services rendered by it in its capacity as Security Trustee under the Mortgage;

(8)                                  [intentionally omitted];

(9)                                  Taxes imposed on an Indemnitee resulting from or attributable to any amendment, supplement, waiver, consent or modification to any Operative Document, the Notes, or any other documents contemplated hereby or thereby, which have not been approved in writing by Borrower, unless (A) made while a Specified Default or an Event of Default is continuing or (B) expressly required pursuant to the terms of the Operative Documents;

(10)                            [intentionally omitted];

(11)                            Taxes imposed on an Indemnitee to the extent resulting from a failure of such Indemnitee to provide any certificate, documentation, or other evidence requested by Borrower and required under applicable law as a condition to the allowance of a reduction in such Tax, which in such Indemnitee’s good faith judgment it is eligible to provide; but only if such Indemnitee was legally eligible to provide such certificate, documentation or other evidence without adverse consequence to it or its Affiliate, and, in the case of certificates, documentation or other evidence requiring disclosure of knowledge of factual information (such as the location of the Aircraft) that is not readily ascertainable by the Indemnitee, only if Borrower provides such information to the Indemnitee in a timely written manner and at Borrower’s cost; or

(12)                            Taxes imposed on an Indemnitee to the extent resulting the failure by such Indemnitee’s or its Affiliates to file any return or report which it is legally required to file unless such failure results from Borrower’s breach of its obligations under Section 6(b)(v) below.

(iii)                               Calculation of General Tax Indemnity Payments.

(A)                              Any payment that Borrower shall be required to make to or for the account of any Indemnitee with respect to any Tax that is subject to indemnification under this Section 6(b) shall be made on an After-Tax Basis.

(B)                                If by reason of any Tax payment made by or on behalf of Borrower to or for the account of an Indemnitee pursuant to this Section 6(b), such Indemnitee subsequently actually realizes Tax Savings against Taxes not indemnified against hereunder and not previously taken into account in computing such payment, such Indemnitee shall promptly pay to Borrower an amount equal to the sum of (I) the actual net reduction in Taxes, if any, actually realized by such Indemnitee which is attributable to such Tax Savings and (II) the actual reduction in any Taxes not indemnified against hereunder and realized by such Indemnitee as the result of any payment made by such Indemnitee pursuant to this sentence; provided that such Indemnitee shall not be obligated to pay any such amount to the extent that such amount would exceed (x) the aggregate amount of all prior payments by Borrower to such Indemnitee under this Section 6(b) (including the payment of any amount necessary for such payments to be on an After-Tax Basis) less (y) the aggregate amount of all prior payments by such Indemnitee to Borrower pursuant to this Section 6(b); provided, further, that any amount not paid to Borrower pursuant to the foregoing limitation shall be carried forward to reduce pro tanto any future payments that Borrower may be required to make to such Indemnitee pursuant to this Section 6(b).

(C)                                Any Taxes that are imposed on an Indemnitee as a result of the disallowance or reduction of any Tax Savings paid to Borrower pursuant to this Section 6(b)(iii) shall be treated as a Tax for which Borrower is obligated to indemnify such Indemnitee without regard to the exclusions set forth in Section 6(b)(ii) (other than subparagraphs (4), (11) and (12) thereof).

(D)                               In determining the order in which any Indemnitee utilizes any foreign Taxes as a credit against such Indemnitee’s United States income Taxes, such Indemnitee may use any reasonable, non-discriminatory method with respect to the use of any foreign Taxes as a credit against such Indemnitee’s United States income Taxes.

(iv)                              Contests.

(A)                              If a written claim shall be made against and received by any Indemnitee for any Tax for which Borrower is obligated to indemnify pursuant to this Section 6(b), such Indemnitee shall notify Borrower in writing of such claim within 30 days after its receipt, and shall provide Borrower such information regarding such claim as Borrower may reasonably request; provided, however, that the failure to provide such notice shall not release Borrower from any of its obligations to indemnify under Section 6 hereof unless, and only to the extent that, such failure effectively precludes Borrower’s contest rights.  To the extent permitted under applicable law, such Indemnitee will not make any payments with respect to such claim for at least 30 days after giving notice of such claim to Borrower.

(B)                                If requested by Borrower in writing within 30 days after its receipt of such notice or such shorter period as may be required by applicable law, such Indemnitee shall, at the expense of Borrower and subject to subparagraph (C) below, contest the validity, applicability or amount of such Taxes by, in the case of an

Indemnitee-Controlled Contest, in such Indemnitee’s sole discretion or, in the case of a Borrower-Controlled Contest, in Borrower’s sole discretion, (1) resisting payment thereof if practicable, (2) not paying such Tax except under protest, (3) if protest is necessary and proper, and if payment of such Tax is made, using reasonable efforts to obtain a refund thereof, in appropriate administrative and judicial proceedings, and (4) in the case of an Indemnitee-Controlled Contest, considering in good faith any other reasonable action as Borrower may reasonably request.  Each Indemnitee shall consult in good faith with Borrower and Borrower’s counsel, and Borrower shall consult in good faith with such Indemnitee and its counsel in the case of a Borrower-Controlled Contest. concerning the forum in which the contest is most likely to be favorably resolved and whether such contest shall be by (x) resisting payment of such Tax, (y) paying such Tax under protest or (z) paying such Tax and seeking a refund or other repayment thereof.

(C)                                In no event shall an Indemnitee be required, or Borrower permitted, to contest the imposition of any Tax for which Borrower is obligated pursuant to this Section 6(b) unless (1) Borrower shall have agreed to pay and shall promptly be paying on request all reasonable costs and expenses that such Indemnitee incurs in contesting such claim or arising out of or relating to such contest (including legal fees, accounting fees, and disbursements, including those on appeal, if any); (2) such contest is not reasonably likely to result in a material danger of the sale, seizure, forfeiture or loss of the Aircraft, or the creation of any Lien thereon other than Liens for Taxes (i) either not yet due or being contested in good faith by appropriate proceedings and (ii) for which such reserves, if any, as are required to be provided under generally accepted accounting principles have been provided by Borrower, and there is no risk of criminal penalties; (3) if such contest shall be conducted in a manner requiring the payment of the claim, Borrower shall have advanced sufficient funds, on an interest-free basis, to make the payment required, and shall have agreed to indemnify the Indemnitee against any additional net after-Tax cost to such Indemnitee of such advance; (4) if requested by the Indemnitee in writing, such Indemnitee shall have received an opinion of independent Tax counsel selected by Borrower and reasonably acceptable to such Indemnitee and furnished at Borrower’s sole expense to the effect that a Realistic Possibility of Success exists for contesting such claim (or, in the case of an appeal of an adverse judicial determination, a written opinion from such independent Tax counsel to the effect that it is more likely than not that such adverse judicial determination will be reversed or substantially modified); (5) Borrower shall have delivered to such Indemnitee a written acknowledgment of Borrower’s obligation to indemnify such Indemnitee to the extent that the contest is not successful; provided, however, that Borrower will not be bound by its acknowledgment of liability if the contest is resolved on a clear and unambiguous basis showing no such liability under this Section 6(b) with respect to such Tax; (6) if a Specified Default or Event of Default shall have occurred and be continuing, Borrower shall have provided security for its obligation hereunder satisfactory to the Indemnitee by placing in escrow sufficient funds to cover any such contested Tax and the reasonably expected expenses of such contest on an After-Tax Basis, or otherwise providing satisfactory provisions for payment of such amounts determined by the Indemnitee in its sole discretion; (7) the aggregate amount of all indemnity payments that Borrower may be required to make to such Indemnitee with respect to such claim (or similar or related claims) is at least $60,000; and (8) the claim is not for a Tax the imposition of which has been previously contested by, or at the request of, Borrower hereunder, and such previous contest (including all allowable appeals) was decided adversely to Borrower, unless Borrower has delivered an opinion of independent Tax counsel selected by Borrower and reasonably acceptable to the Indemnitee to the effect that, on the basis of (i) a change in applicable law, or (ii) a difference in the underlying facts, there is currently a Realistic Possibility of Success for contesting such claim.

(D)                               If any Indemnitee shall obtain a refund of all or any part of any Tax paid by Borrower, such Indemnitee shall pay Borrower, but not before Borrower shall have made all payments theretofore due to such Indemnitee pursuant to this Section 6(b) and any other payments theretofore due such Indemnitee under any of the Operative Documents, an amount equal to the amount of such refund (net of any Taxes imposed thereon), including interest received and attributable thereto (net of any Taxes imposed thereon) plus, if Borrower has paid an amount pursuant to the first sentence of Section 6(b)(iii)(A), any net Tax benefit (or minus any net Tax detriment) realized by such Indemnitee as a result of any refund received, and payment made, by such Indemnitee pursuant to this sentence; provided that the Indemnitee shall not be obligated to pay an amount under the preceding sentence to the extent that such amount would exceed the amount of such Taxes paid, reimbursed or advanced by Borrower to such Indemnitee (other than the cost of the contest thereof); provided, further, that any amount not paid to Borrower pursuant to the foregoing limitation shall be carried forward to reduce pro tanto any future payments that Borrower may be required to make to such Indemnitee pursuant to this Section 6(b).  If any Indemnitee shall have paid Borrower any refund of all or part of any Tax paid by Borrower and it is subsequently determined that such Indemnitee was not entitled to the refund, such determination shall be treated as the imposition of a Tax for which Borrower is obligated to indemnify such Indemnitee pursuant to the provisions of this Section 6(b) without regard to the exclusions set forth in Section 6(b)(ii) (other than subparagraphs (4), (11) and (12) thereof).  Provided no Specified Default or Event of Default has occurred and is continuing, an Indemnitee shall not settle any such claim or contest pursuant to this provision without the written consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that an Indemnitee may settle at any time without the consent of Borrower if the Indemnitee waives (by written notice to Borrower) the payment by Borrower of an indemnity in respect of such issue and any related issue the contest of which is effectively foreclosed by the settlement of such issue, including any payment arising from such issue in subsequent years or which by reason of the fact that such issue is of a continuing nature, and promptly pays to Borrower any Tax previously paid or any interest-free loan advanced by Borrower (other than expenses of such contests) with respect to such issue.

(E)                                 Nothing contained in this Section 6(b)(iv) shall require any Indemnitee to contest, or permit Borrower to contest in the name of such Indemnitee, a claim that such Indemnitee would otherwise be required to contest pursuant to this Section 6(b)(iv) if such Indemnitee shall waive payment by Borrower of any amount that might otherwise be payable by Borrower under this Section 6(b) in connection with such claim (other than the costs of contest previously incurred), nor shall any Indemnitee be required to pursue any appeal to the United States Supreme Court.

(v)                                 Reports.  Borrower will provide such information as may reasonably be requested by an Indemnitee to enable an Indemnitee to fulfill its Tax filing, audit, contest, or other information reporting requirements with respect to the transactions contemplated by the Operative Documents.  If any report, return or statement is required to be filed with respect to any Tax that is subject to indemnification under this Section 6(b), Borrower shall notify such Indemnitee of such requirement and, to the extent legally permitted to do so, Borrower shall timely file the same (except for any such report, return or statement that the Indemnitee has notified Borrower that the Indemnitee intends to file, or for income Tax returns or any other return, report or statement which the Indemnitee is required by law to file in its own name).  Borrower shall have no obligation under the preceding sentence if such Indemnitee, after receipt of Borrower’s timely written request, shall have failed to furnish Borrower with such information as is within such Indemnitee’s control, not otherwise available to Borrower and is reasonably necessary to file such returns.  Borrower shall either file such report, return or statement required to be filed by it pursuant to the second preceding sentence and send a copy of such report, return or statement to the Indemnitee, or, where Borrower is not so permitted to file such report, return or statement, it shall notify the Indemnitee of such requirement and prepare and deliver, subject to the immediately preceding sentence, such report, return or statement to the Indemnitee in a manner satisfactory to such Indemnitee within a reasonable time prior to the time such report, return or statement is to be filed.

(vi)                              Payment.  Except as provided in Section 6(b)(iv) regarding Borrower’s right to contest certain claims for Taxes, Borrower shall pay any Tax for which it is liable pursuant to this Section 6(b) directly to the appropriate taxing authority or, upon demand of an Indemnitee, to such Indemnitee within twenty (20) Business Days of such demand, but in no event more than five (5) Business Days prior to the date such Tax is due, in immediately available funds.  Any such demand for payment from an Indemnitee shall specify in reasonable detail the amount of the payment and the facts upon which the right to payment is based (all in accordance with Section 6(b)) and shall be verified in accordance with the procedures set forth in clause (xi) below.  Each Indemnitee shall promptly forward to Borrower any notice, bill or advice in the nature of a notice or bill received by it concerning any Tax subject to indemnification hereunder.  As soon as practicable after each payment by Borrower of any Tax, Borrower shall furnish the appropriate Indemnitee the original or a certified copy of a receipt for Borrower’s payment of such Tax or such other evidence of payment of such Tax as is reasonably acceptable to such Indemnitee.

(vii)                           Definition of Indemnitee.  For purposes of this Section 6(b), the term Indemnitee shall also include any consolidated or combined group of which such Indemnitee, its member or a partner of its member, is or becomes a member if such group is treated as a single taxpayer for purposes of any Tax.

(viii)                        Application of Payments During Existence of a Specified Default or Event of Default.  Notwithstanding the foregoing, any amount payable to Borrower pursuant to the terms of this Section 6(b) shall not be paid to Borrower if at the time such payment is to be made a Specified Default or an Event of Default shall have occurred and be continuing.  At such time as there shall not be continuing any such Specified Default or Event of Default, such amount shall be paid to Borrower (without interest) to the extent not applied against Borrower’s obligations hereunder or under any of the other Operative Documents.

(ix)                                Forms.  Each Indemnitee agrees to furnish from time to time to Borrower, or to such other person as Borrower may designate, at Borrower’s written request or pursuant to the terms of the Operative Documents, such duly executed and properly completed forms as may be necessary or appropriate in order to claim any reduction of, or exemption from, any Tax which Borrower may be required to indemnify against hereunder, unless such Indemnitee reasonably determines, pursuant to an opinion of counsel selected by such Indemnitee and reasonably satisfactory to Borrower, which opinion is to be provided at Borrower’s sole cost and expense, that it is not entitled to claim such reduction or exemption or unless such Indemnitee determines in good-faith that it will incur a material adverse financial consequence for which Borrower has not indemnified it in a manner reasonably satisfactory to such Indemnitee.  The mere act of filing completed forms (including Tax returns) shall not be deemed to have a material adverse effect.

(x)                                   Reimbursements by Indemnitees Generally.  If, for any reason, Borrower makes any payment that Borrower is required by applicable law or by the Operative Documents to make for or with respect to any Taxes imposed on any Indemnitee in respect of the transactions contemplated by the Operative Documents or on the Aircraft, the Airframe, the Engines, or any Part thereof, and such Taxes are not the responsibility of Borrower pursuant to the terms of this Section 6(b), then such Indemnitee shall pay to Borrower within twenty (20) Business Days of Borrower’s written demand therefor an amount which equals the amount paid by Borrower with respect to such Taxes.

(xi)                                Verification.  At Borrower’s request, the amount of any indemnity payment by Borrower pursuant to this Section 6(b), or any payment by an Indemnitee to Borrower pursuant to this Section 6(b), shall be verified by an accounting firm to be jointly selected by Borrower and the Indemnitee.  Each Indemnitee and Borrower hereby agree to provide such accounting firm with all information and materials as shall be reasonably necessary or desirable in connection herewith (provided that such accounting firm shall agree in writing to keep confidential any information relating to any Indemnitee and shall promptly return such information and materials).  Such accounting firm shall be requested to make its determination within 30 days.  If such accounting firm shall determine that such computations are incorrect, then such firm shall determine what it believes to be the correct computations.  The computations of the accounting firm shall be final, binding and conclusive upon Borrower and the Indemnitee.  All fees and expenses payable pursuant to this Section shall be borne by Borrower unless the verification results in a reduction of the amount payable by Borrower (or an increase in the amount payable by the Indemnitee to Borrower) of more than ten percent (10%), in which case such expense shall be borne by the Indemnitee.  Notwithstanding anything to the contrary that may be contained herein, Borrower agrees that it will have no right to inspect the Tax returns, books or records of an Indemnitee for any purpose.

(xii)                             Mitigation.  Each Indemnitee agrees to take reasonable action at the expense of Borrower to mitigate the Taxes for which indemnification is sought pursuant to this Section 6(b).  Nothing herein shall require an Indemnitee to take any action requiring knowledge of factual information (such as location of the Aircraft) that is not known to or readily ascertainable by the Indemnitee unless such information is provided to the Indemnitee by the Borrower at Borrower’s cost or to require Indemnitee to take any action which is likely to have a material adverse effect on Indemnitee or any of its Affiliates. For purposes hereof, the mere act of filing a Tax return shall not be deemed to have a material adverse effect.

(xiii)                          Non-Parties.

(A)                              If an Indemnitee is not a party to this Agreement, Borrower may require such Indemnitee to agree in writing, in a form reasonably satisfactory to Borrower, to the terms of Section 6(b) and Section 6(c) hereof prior to making any payment to such Indemnitee under Section 6 of this Agreement.

(B)                                In addition to the terms and conditions set forth in Section 6(b) and Section 6(c) hereof regarding indemnification applicable to any Indemnitee, a Person that is an Indemnitee because such Person is an Affiliate, corporate successor, permitted assign, director, officer, employee, servant, or agent of Lender or Security Trustee, as the case may be, shall not be indemnified pursuant to Section 6(b) or Section 6(c) hereof if the Person from which such Indemnitee’s right of indemnification derives would not be entitled to indemnification pursuant to the terms of Section 6(b) or Section 6(c) if such Person sought indemnification directly from Borrower with respect to such matter.

(xiv)                         Withholding.  Borrower agrees, to the extent required by applicable law, to withhold from each payment due hereunder or under any Note withholding Taxes at the appropriate rate, and, on a timely basis, and to deposit such amounts with an authorized depository and make such reports, filings and other reports in connection therewith, and in the manner, required under applicable law.  In respect of U.S. Withholding Taxes, Borrower shall promptly furnish to each Note Holder (but in no event later than the date 30 days after the due date thereof) an Internal Revenue Service Form 1042S (or similar forms as at any relevant time in effect), if applicable, indicating payment in full of any U.S. Withholding Taxes withheld from any payments by Borrower to such persons together with all such other information and documents reasonably requested by the Note Holder and necessary or appropriate to enable each Note Holder to substantiate a claim for credit or deduction with respect thereto for income Tax purposes of the country where each Note Holder is located.  For the avoidance of doubt, Borrower shall, to the extent provided in Section 6(b), indemnify each Indemnitee on an After-Tax Basis in respect of any withholding Taxes such that, after making all required deductions (including deductions applicable to additional sums payable under this Section 6), the Indemnitee shall receive no less than the sum it would have received had no such deductions been made.

(c)                                  General Indemnity.

(i)                                     Borrower hereby agrees to indemnify on an After-Tax Basis each Indemnitee against, and agrees to protect, save and hold harmless each Indemnitee from (whether or not the transactions contemplated herein or in any of the other Operative Documents are consummated), any and all Expenses imposed on, incurred by or asserted against any Indemnitee, in any way relating to or arising out of or which would not have occurred but for (A) the Operative Documents (including the enforcement thereof) and the consummation of the transactions contemplated thereby or any Default or Event of Default thereunder; (B) the manufacture, design, purchase, resale, acceptance or rejection of the Airframe or any Engine or Parts; (C) the Aircraft (or any portion thereof) or any engine installed on the Airframe or any airframe on which an Engine is installed whether or not arising out of the manufacture, design, installation, purchase, registration, re-registration, refinancing, financing, mortgage, ownership, delivery, re-delivery, nondelivery, lease, sublease, possession, use or non-use, storage, operation, maintenance, modification, alteration, condition, replacement, repair, substitution, sale, return or other disposition of the Aircraft (or any portion thereof) including, without limitation, latent or other defects, whether or not discoverable, strict tort liability and any claim for patent, trademark or copyright infringement; (D) the offer, sale or delivery of the Notes on or prior to the Closing Date or (E) any violation of law relating to the Aircraft or the transactions contemplated herein, including any Federal or state securities laws, ERISA, or Federal or state environmental laws.  Notwithstanding the preceding sentence, the foregoing agreement to indemnify, protect, save and hold harmless each any particular Indemnitee under this Section 6(c) shall not extend to any Expense incurred by such Indemnitee to the extent resulting from or arising out of or which would not have occurred but for one or more of the following: (1) any express representation or warranty by such Indemnitee in the Operative Documents being incorrect in any material respect; or (2) the failure by such Indemnitee to perform or observe in any material respect any express agreement, covenant or condition in any of the Operative Documents, unless such failure by such Indemnitee results from any failure by Borrower to observe in any material respect any covenant, agreement or condition in any Operative Document; or (3) the willful misconduct or the gross negligence of such Indemnitee (other than gross negligence imputed to such Indemnitee solely by reason of its interest in the Aircraft or being party to the Operative Documents); or (4) in the case of any Lender, a disposition (voluntary or involuntary) of all or any part of its interest in any Note (other than as contemplated by the Mortgage or as directed by Borrower) or in the case of any other Indemnitee, a disposition by such Indemnitee of all or any part of such Indemnitee’s interest in any of the Operative Documents, other than, in each case, during the continuance of a Specified Default or an Event of Default; or (5) any Tax, or any loss of Tax benefits or increase in Tax liability under any Tax law, whether or not Borrower is required to indemnify for such Tax pursuant to Section 6(b) hereof (it being understood that Section 6(b) hereof exclusively provides for Borrower’s liability with respect to Taxes); provided, however, that this clause (5) shall not apply to Taxes taken into consideration in making any payment under the Operative Documents on an After-Tax Basis; or (6) in the case of Security Trustee, a failure on the part of Security Trustee to distribute in accordance with the Mortgage any amounts received and distributable by it thereunder; or (7) other than during the continuation of a Specified Default or an Event of Default, the authorization or giving or withholding of any future amendments, supplements, waivers or consents with respect to any of the Operative Documents which amendments, supplements, waivers or consents (A) do not require or receive the approval of Borrower or (B) are not occasioned by a specific requirement of the Operative Documents; or (8) the offer, sale or delivery of a Note by such Indemnitee in violation of the Securities Act or a violation by such Indemnitee of any other applicable law or regulation relating to any transfer of a Note; or (9) except to the extent fairly attributable to acts or events occurring prior thereto, acts or events which occur after the payment in full of all of Borrower’s obligations under the Operative Documents; or (10) in the case of Security Trustee, any compensation as provided in Section 6.07 of the Mortgage.

(ii)                                  If, by reason of any Expense payment made to or for the account of an Indemnitee by Borrower pursuant to this Section 6(c), such Indemnitee subsequently realizes a Tax Savings not previously taken into account in computing such payment, such Indemnitee shall promptly pay to Borrower, but not before Borrower shall have made all payments then due and owing to such Indemnitee under the Operative Documents, an amount equal to the sum of (I) the actual reduction in Taxes, if any, realized by such Indemnitee which is attributable to such Tax Savings and (II) the actual reduction in Taxes realized by such Indemnitee as a result of any payment made by such Indemnitee pursuant to this sentence; provided that such Indemnitee shall not be obligated to pay any such amount if a Specified Default or an Event of Default shall be continuing or to the extent that such amount would exceed (i) the aggregate amount of all prior payments by Borrower to such Indemnitee under this Section 6(c) in respect of such Expense (including any amount necessary for such payments to be on an After-Tax Basis) less (ii) the aggregate amount of all prior payments by such Indemnitee to Borrower pursuant to this Section 6(c) in respect of such Expense; provided, however, that any amount not paid to Borrower pursuant to the foregoing limitation shall be carried forward to reduce pro tanto any future payments that Borrower may be required to make to such Indemnitee pursuant to this Section 6(c); provided further, that any amount not paid as a result of the occurrence of a Specified Default or an Event of Default and not otherwise applied as provided in this subparagraph (ii) shall be paid to Borrower at such time as there shall not be continuing any such Specified Default or Event of Default.

(iii)                               Any Taxes that are imposed on an Indemnitee as a result of the disallowance or reduction of any Tax Savings paid to Borrower pursuant to this Section 6(c) shall be treated as a Tax for which Borrower is obligated to indemnify such Indemnitee pursuant to the provisions of Section 6(b) without regard to the exclusions set forth in Section 6(b)(ii) (other than subparagraphs (4), (11) and (12) thereof).

(iv)                              If a claim is made against an Indemnitee involving one or more Expenses and such Indemnitee has notice thereof, such Indemnitee shall promptly after receiving such notice give notice of such claim to Borrower; provided that the failure to provide such notice shall not release Borrower from any of its obligations to indemnify hereunder, unless and only to the extent such failure materially and adversely affects Borrower or any of its Affiliates; and no payment by Borrower to an Indemnitee pursuant to this Section 6(c) shall be deemed to constitute a waiver or release of any right or remedy which Borrower may have against such Indemnitee for any actual damages as a result of the failure by such Indemnitee to give Borrower such notice.  Borrower shall be entitled, at its sole cost and expense (and acting through counsel reasonably acceptable to the respective Indemnitee) (A) (so long as Borrower has agreed in a writing reasonably acceptable to such Indemnitee that Borrower is liable to such Indemnitee for such Expense) in any judicial or administrative proceeding that involves solely a claim for one or more Expenses, to assume responsibility for and control thereof, (B) (so long as Borrower has agreed in a writing reasonably acceptable to such Indemnitee that Borrower is liable to such Indemnitee for such Expense) in any judicial or administrative proceeding involving a claim for one or more Expenses and other claims related or unrelated to the transactions contemplated by the Operative Documents, to assume responsibility for and control of such claim for Expenses to the extent that the same may be and is severed from such other claims (and such Indemnitee shall use its commercially reasonable efforts to obtain such severance), and (C) in any other case, to be consulted by such Indemnitee with respect to judicial or administrative proceedings subject to the control of such Indemnitee and to be allowed, at Borrower’s sole expense, to participate therein.  Notwithstanding any of the foregoing to the contrary, Borrower shall not be entitled to assume responsibility for and control of, or participate in or be consulted with respect to any such judicial or administrative proceedings if (i) any Specified Default or Event of Default shall have occurred and be continuing, (ii) such proceedings will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on, the Aircraft, the Mortgage Estate or any part thereof unless in such an event Borrower shall have posted a bond or other security reasonably satisfactory to the relevant Indemnitees in respect to such risk or (iii) such proceedings could in the reasonable opinion of such Indemnitee involve the imposition of criminal liability on an Indemnitee or if such control or participation will in the reasonable opinion of such Indemnitee be inappropriate under applicable standards of professional conduct due to actual or potential conflicting interests between them. An Indemnitee may participate at its own expense and with its own counsel in any judicial proceeding controlled by Borrower pursuant to the preceding provisions.

(v)                                 The applicable Indemnitee shall supply Borrower with such information reasonably requested by Borrower as is necessary or advisable for Borrower to control or participate in any proceeding to the extent permitted by this Section 6(c).  Such Indemnitee shall not (unless such Indemnitee waives its right to be indemnified with respect to such Expense under this Section 6(c)) enter into a settlement or other compromise with respect to any Expense without the prior written consent of Borrower (except during the continuance of a Specified Default or an Event of Default when such consent shall not be required if such Indemnitee has given Borrower at least 15 days prior written notice of the nature and scope of the proposed settlement or compromise), which consent shall not be unreasonably withheld, conditioned or delayed.

(vi)                              Borrower shall supply the applicable Indemnitee and its advisors with such information reasonably requested by such Indemnitee as is necessary or advisable for such Indemnitee to control or participate in any proceeding to the extent permitted by this Section 6(c).

(vii)                           Upon payment of any Expense pursuant to this Section 6(c), Borrower, without any further action, shall, so long as no Specified Default or Event of Default shall be continuing, be subrogated to any claims the applicable Indemnitee may have relating thereto (other than claims under insurance policies not maintained by Borrower); provided, that in the event Borrower shall not be subrogated to any claim as a result of the occurrence of a Specified Default or an Event of Default, Borrower shall be subrogated to such claim at such time as there shall not be continuing any such Specified Default or Event of Default.  Such Indemnitee agrees to give, at Borrower’s expense, such further assurances or agreements and to cooperate, at Borrower’s expense, with Borrower to permit Borrower to pursue such claims, if any, to the extent reasonably requested by Borrower.

(viii)                        If Borrower shall have paid an amount to an Indemnitee pursuant to this Section 6(c), and such Indemnitee subsequently shall be reimbursed in respect of such indemnified amount from any other Person (other than in respect of insurance carried for its own account), such Indemnitee shall promptly pay Borrower, but not before Borrower shall have made all payments then due to such Indemnitee pursuant to this Section 6(c) and all other payments then due under the Operative Documents, an amount equal to the sum of (I) the amount of such reimbursement, including interest received attributable thereto, net of Taxes required to be paid by such Indemnitee as a result of any refund received and (II) any Tax Savings realized by such Indemnitee as a result of any payment by such Indemnitee made pursuant to this sentence; provided that such Indemnitee shall not be obligated to pay any such amount if a Specified Default or an Event of Default shall be continuing or to the extent that such amount would exceed (i) the aggregate amount of all prior payments by Borrower to such Indemnitee under this Section 6(c) in respect of such reimbursement (including any amount necessary for such payments to be on an After-Tax Basis) less (ii) the aggregate amount of all prior payments by such Indemnitee to Borrower pursuant to this Section 6(c) in respect of such reimbursement; provided, however, that any amount not paid to Borrower pursuant to the foregoing limitation shall be carried forward to reduce pro tanto any future payments that Borrower may be required to make to such Indemnitee pursuant to this Section 6(c); provided further, that any amount not paid as a result of the occurrence of a Specified Default or an Event of Default and not otherwise applied as provided in this subparagraph (viii) shall be paid to Borrower at such time as there shall not be continuing any such Specified Default or Event of Default.

(ix)                                Borrower agrees to pay each Expense within five Business Days of demand thereof; provided, that such amount shall not be due in the event such Indemnitee has failed to provide reasonably adequate information to Borrower regarding such demand; and, provided, further that Borrower shall be entitled to contest such Expense as provided for in this Section 6(c).  In the event Borrower contests such Expense, such Expense shall be payable at the time such Expense is due as set forth herein.

(x)                                   Borrower’s obligations set forth in this Section 6(c) shall not apply with respect to any Expense or other amount that constitutes an Increased Cost for which the Indemnitee or its Affiliate is entitled to reimbursement under Section 2.13 of the Mortgage.

(d)                                 Past Due Amounts.  To the extent permitted by applicable law, interest at the Past Due Rate shall be paid, on demand, on any amount or indemnity not paid when due pursuant to this Section 6 until the same shall be paid.  Such interest shall be paid in the same manner as the unpaid amount in respect of which such interest is due.

SECTION 7.                                Representations, Warranties and Covenants.

(a)                                  Security Trustee, in its individual capacity, covenants and agrees that it shall not cause or permit to exist any Lien, arising as a result of (i) claims against Security Trustee not related to its interest in the Aircraft or the administration of the Mortgage Estate pursuant to the Mortgage, (ii) any act of Security Trustee, or failure of Security Trustee to take any action to the extent such act or failure arises from or constitutes gross negligence or willful misconduct, (iii) claims against Security Trustee relating to Taxes or Expenses that are excluded from indemnification pursuant to Section 6 hereof, or (iv) claims against Security Trustee arising out of the transfer by Security Trustee of all or any portion of its interest in the Aircraft, the Mortgage Estate or the Operative Documents other than pursuant to the terms of the Operative Documents.

(b)                                 Lender represents, warrants and covenants that (A) the Note to be issued to it pursuant to the Mortgage is being acquired by it either (x) for investment, and not with a view to any distribution of any thereof, subject, nevertheless that the disposition of the Note shall at all times be within the control of the Lender or (y) in the ordinary course of its commercial lending business, (B) it will not offer or sell any Note in violation of the Securities Act, (C) it will not transfer any Note to any Person unless such Person, in a writing delivered to Borrower makes the representation set forth in Section 7(b) hereof or such other representation that is sufficient for Borrower to reasonably determine, without independent due diligence, that such transfer of Note will not cause Borrower or such Person to engage in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (D) it will not transfer any or all of its Notes to any Person that is not a financial institution.  Unless Default or an Event of Default has occurred and is continuing or the transfer is at the request of Borrower, Lender shall be responsible for all costs of Borrower and Guarantor in connection with any transfer of all or any its Notes, including reasonable attorney fees incurred in connection therewith.

(c)                                  Security Trustee represents and warrants, in its individual capacity, to Borrower, Guarantor, and Lender as follows:

(i)                                     [intentionally omitted];

(ii)                                  it has the corporate power and authority to enter into and perform its obligations under the Mortgage and this Agreement and to authenticate the Notes to be delivered on the Closing Date;

(iii)                               the Operative Documents to which Security Trustee is a party, and the authentication of the Notes to be delivered on the Closing Date, have been duly authorized by all necessary corporate action on its part, and neither the execution and delivery thereof nor its performance of or compliance with any of the terms and provision thereof will contravene or result in any breach of, or constitute any default under its certificate of incorporation or bylaws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it or its properties may be bound or affected;

(iv)                              there are no pending or, to the knowledge of Security Trustee, threatened actions or proceedings against Security Trustee before any court or administrative agency which, if determined adversely to Security Trustee, would materially adversely affect the ability of Security Trustee to perform its obligations under the Operative Documents to which it is a party;

(v)                                 no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery or performance by Security Trustee of the Operative Documents to which it is a party; and

(vi)                              each of the Operative Documents to which Security Trustee is a party has been duly executed and delivered by it and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is the legal, valid and binding obligation of Security Trustee, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors’ rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

(d)                                 Lender represents and warrants that it is not acquiring its interest in the Mortgage Estate, any Note or any interests represented thereby with the assets of any “employee benefit plan” as defined in Section 3(3) of ERISA or any “plan” within the meaning of Section 4975(e)(1) of the Code.  Borrower represents and warrants that none of (A) the execution and delivery of the Operative Documents, and (B) the consummation of the transactions contemplated by the Operative Documents will involve any prohibited transaction within the meaning of Section 406(a) of ERISA or Section 4975(c)(1)(A) through (D) of the Code (such representation being made in reliance upon and subject to the accuracy of the representations contained in the preceding sentence).

(e)                                  Borrower agrees that it will not consolidate with or merge with or into any other corporation or other Person or convey, transfer or lease all or substantially all of its assets as an entirety

(whether in one transaction or a series of related transactions) to any Person (“Borrower Successor”) unless:

(i)                                     the Person is a Citizen of the United States (as defined in in Section 40102(a)(15) of the Transportation Code) and is a Certificated Air Carrier, and Security Trustee on behalf of Lender is entitled to the protection of Section 1110 of the Bankruptcy Code in connection with its respective rights to take possession of the Aircraft in the event of a case under Chapter 11 of the Bankruptcy Code in which such Person is a debtor;

(ii)                                  the Person executes and delivers to Lender a duly authorized, valid, binding and enforceable agreement in form and substance reasonably satisfactory to Lender containing an assumption by such Person of the due and punctual payment of the amounts due and to become due under the Notes and the due and punctual performance and observance of each covenant and condition of the Operative Documents to be performed or observed by Borrower;

(iii)                               immediately after giving effect to such transaction, no Default or Event of Default has occurred or is continuing and Borrower shall have made all filings necessary to preserve and protect the rights of Security Trustee and Lender under the Operative Documents;

(iv)                              Guarantor shall execute and deliver to Lender a written consent to such transaction and a written confirmation that the Guaranty and its obligations thereunder remain in full force and effect;

(v)                                 Borrower has (A) at least 30 days prior to such consolidation, merger, conveyance, transfer or lease, given written notice of such transaction to Lender and (B) delivered to Lender (x) a certificate signed by a Responsible Officer of Borrower stating that such consolidation, merger, conveyance, transfer or lease and the assumption agreement mentioned in clause (iii) above comply with this Section 7(e) and that all conditions precedent herein provided for relating to such transaction have been complied with and (y) an opinion of counsel (such counsel selected by Borrower and reasonably acceptable to Lender) reasonably satisfactory to Lender that the assumption agreement mentioned in clause (iii) above is, subject to reasonable assumptions, qualifications and exceptions, the duly authorized, valid and binding agreement of the Borrower Successor enforceable against the Borrower Successor in accordance with the terms thereof.

Upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of Borrower as an entirety in accordance with the terms set forth in this Section 7(e), the Borrower Successor shall succeed to, and be substituted for, and may exercise every right and power of, Borrower under the Operative Documents to which it is a party with the same effect as if such Borrower Successor had been named as Borrower herein.  No such consolidation, merger, conveyance, transfer or lease of all or substantially all of the assets of Borrower as an entirety shall have the effect of releasing Borrower or any successor corporation or Person which shall theretofore have become such in the manner set forth herein from its liability in respect of any Operative Document to which it is a party.

(f)                                    Borrower, at its expense, will take or cause to be taken such action with respect to the recording, filing, re-recording and re-filing of the FAA Bill of Sale, the Mortgage, the Mortgage Supplement, and any financing statements or other instruments as are necessary to maintain, so long as the Mortgage is in effect, the perfection of any security interest that may be claimed to have been created by the Mortgage, or to otherwise accomplish the purposes of this Agreement and the other Operative Documents, or will furnish to Lender timely notice of the necessity of such action, together with such instruments, in execution form, and such other information as may be required to enable it to take such action.

(g)                                 Each party (and its respective agents, successors or assigns) to this Agreement as to itself hereby, severally, agrees (as to itself) that it will not, through its own actions or inactions, interfere in Borrower’s quiet enjoyment of the Aircraft unless an Event of Default shall have occurred and be continuing.

(h)                                 Lender hereby agrees that if indemnification is sought pursuant to Section 6(b)(i) hereof with respect to U.S. Withholding Taxes, Lender shall consult in good faith with Borrower and shall use its reasonable efforts to avoid or mitigate the imposition of U.S. Withholding Taxes, including, without limitation, by assigning at the direction of Borrower the rights and obligations of Lender to another office, branch, subsidiary or Affiliate of Lender or by restructuring the Notes.  Borrower shall be responsible for all actual costs and expenses (including attorneys’ fees) associated with any such mitigation or restructuring unless the imposition of such U.S. Withholding Tax is the result of the breach of any representation or obligation of Lender set forth in the Operative Documents.

(i)                                     Lender further agrees that if pursuant to the Operative Documents the Notes are to be prepaid in whole or in part or otherwise satisfied prior to their Final Maturity Date, the Lender shall provide the Borrower any information reasonably requested by either party for purposes of determining the amount to be paid in connection with such payment.

(j)                                     [intentionally omitted]

(k)                                  Borrower hereby represents and warrants that (i) it has furnished to Security Trustee and Lender a true and complete copy of the Purchase Agreement as provided to Borrower upon Borrower’s acquisition of the Aircraft, and (ii) Borrower shall not enter into any change order or other amendment, modification or supplement of the Warranties without the prior written consent of Lender (which shall not be unreasonably withheld, conditioned or delayed, but which may be withheld if such change order, modification or supplement would result in any rescission, cancellation or termination of the Aircraft Warranties as to the Aircraft or the Engine Warranties as to any Engine, or would otherwise adversely affect Security Trustee’s or Lender’s rights in the Aircraft or any Engine).

(l)                                     Upon the receipt of any notice of illegality or Increased Cost pursuant to Section 2.15 of the Mortgage, Lender and Borrower shall consult in good faith and Lender and Borrower shall use its reasonable efforts to avoid the illegality or to avoid or mitigate the amount of any Increased Cost, including, without limitation, by assigning the rights and obligations of Lender hereunder to another office, branch, subsidiary or Affiliate of Lender or by selling or transferring the rights, interests and obligations of Lender hereunder or under any other Operative Document to another bank, financial or lending institution, subject to the terms hereof, that would not be subject to any such illegality or Increased Cost, as the case may be, provided that Lender shall not be required to take any such action to avoid such illegality or to avoid or mitigate such Increased Cost hereunder if such action would result in any economic, legal or regulatory disadvantage, or any adverse Tax consequence to Lender (other than (i) economic disadvantage for which Borrower agrees to indemnify Lender, or (ii) adverse Tax consequences for which Borrower agrees to indemnify Lender on an After-Tax Basis and in a manner reasonably acceptable to Lender).

(m)                               Lender shall, within seven (7) days of the Closing Date, deliver to Borrower a an Internal Revenue Service Form W-9 fully completed and executed by Lender.

SECTION 8.                                Certain Covenants of Borrower.  Borrower covenants and agrees with Lender and Security Trustee as follows:

(a)                                  Borrower will, at its cost and expense, cause to be done, executed, acknowledged and delivered all and every such further acts, conveyances and assurances as Lender shall reasonably require for accomplishing the purposes of this Agreement and the other Operative Documents and to establish, protect and preserve the rights, title and interest of the Security Trustee and the Lender in the and to the Aircraft and under the Operative Documents; provided that any instrument or other document so executed by Borrower will not expand any obligations or limit any rights of Borrower in respect of the transactions contemplated by any of the Operative Documents.

(b)                                 Borrower, at its expense, will cause the Mortgage, all Mortgage Supplements and all amendments to the Mortgage, to be promptly filed and recorded, or filed for recording, to the extent required under the Transportation Code or required under any other applicable law.  Borrower agrees to furnish Lender with copies of the foregoing documents with recording data as promptly as practicable following the issuance of same by the FAA.

(c)                                  Promptly upon the recording of the Mortgage and the Mortgage Supplement covering the Aircraft pursuant to the Transportation Code, Borrower will cause Lytle Soulé & Curlee, special FAA counsel in Oklahoma City, Oklahoma, to deliver to Lender, Security Trustee, Borrower and Guarantor an opinion as to the due and valid registration of the Aircraft in the name of Borrower, the due recording of the FAA Bill of Sale, the Mortgage and the Mortgage Supplement and the lack of filing of any intervening documents with respect to the Aircraft.

(d)                                 With respect to the insurance required to be maintained in accordance with the provisions of Section 4.01(e) of the Mortgage, Borrower will (1) promptly provide Security Trustee and Lender notice of any lapse, cancellation or material change in such insurance adversely affecting any such Person, (2) cause the Insurance Broker to advise Security Trustee and Lender in writing of any default in the payment of any premium and of any other act or omission on the part of Borrower of which the Insurance Broker has actual knowledge and which might invalidate or render unenforceable, in whole or in part, any insurance on the Aircraft as required by the terms of the Mortgage and to advise such Persons in writing at least 30 days (7 days, or such other period as then generally available in the industry in the case of any war risk or allied perils coverage) prior to the cancellation (but not scheduled expiration) or material adverse change of any insurance maintained pursuant to Section 4.01(e) of the Mortgage, and (3) provide the Insurance Broker with updated address information for Security Trustee and Lender as such addresses are changed in accordance with Section 11 hereof.

(e)                                  Subject to Section 7(g) hereof, if Borrower fails to perform or comply with any of its agreements contained in the Mortgage, whether or not such failure shall constitute an Event of Default, Security Trustee or Lender may (but shall not be obligated to) perform or comply with such agreement, and the reasonable costs and expenses of Security Trustee or Lender incurred in connection with such performance of or compliance with such agreement, together with interest (to the extent permitted by applicable law) at the Past Due Rate from the date of Borrower’s receipt of notice (with supporting documentation) of the making of such payment or the incurring of such costs and expenses by Security Trustee or Lender to the date of payment of such amount by Borrower, shall be payable by the Borrower upon demand.  No such payment or performance by Security Trustee or Lender shall be deemed to waive any Default or Event of Default or relieve the Borrower of its obligations under the Mortgage.

SECTION 9.                                Notices; Consent to Jurisdiction.

(a)                                  All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, or by facsimile device, or by overnight service or prepaid courier service, and shall be deemed to be given for purposes of this Agreement on the day that such writing is delivered or if given by certified mail, three Business Days after being deposited in the mails, in accordance with the provisions of this Section 9(a).  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 9(a), notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers) as follows:  (i) if to Borrower, Guarantor, Security Trustee or Lender, to the respective addresses set forth on Schedule I hereto or to such other address or facsimile number as directed by such party by notice; or (ii) if to any subsequent Lender, addressed to the address set forth in the register maintained pursuant to the Mortgage.

(b)                                 Each of Borrower, Guarantor, Security Trustee and Lender (each a “Party” and, collectively, “Parties”) irrevocably agrees that any legal suit, action or proceeding brought by any other Party or any Indemnitee that is not a Party, that arises out of or relates to the Operative Documents or any of the transactions contemplated hereby or thereby or any document referred to herein or therein, may be instituted in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York and each Party hereby submits to the nonexclusive jurisdiction of such courts, acknowledges its competence and irrevocably agrees to be bound by a final judgment of such court.  Each such Person irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Each of the Parties hereby generally consents to service of process to the respective addresses set forth in this Section 9 in the manner specified herein.  Nothing in this paragraph shall affect the right of any party hereto or their successors or assigns to bring any action or proceeding against any other party hereto or their property in the courts of other jurisdictions.

SECTION 10.                          Miscellaneous.

(a)                                  Consents.  Lender covenants and agrees that it shall not unreasonably withhold, delay or condition its consent to any consent requested of Security Trustee under the terms hereof or of the Mortgage, which by its terms is not to be unreasonably withheld by Security Trustee.

(b)                                 Survival.  The representations, warranties, indemnities and agreements of Borrower, Security Trustee, Lender and Guarantor provided for in this Agreement, and, except as expressly provided in the Operative Documents, Borrower’s, Guarantor’s, Security Trustee’s and Lender’s obligations under any and all of the Operative Documents, shall survive the making available of the Loan by the Lender, the delivery of the Aircraft or the transfer by Lender of an interest in any Note or the Mortgage Estate and the expiration or other termination of this Agreement or any other Operative Document.  Without limiting the generality of the foregoing, the indemnity obligations of Borrower pursuant to Section 6 hereof shall survive the expiration or termination of the Term.

(c)                                  Counterparts; Governing Law.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.  Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified, except by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought; and no such termination, amendment, supplement, waiver or modification shall be effective unless a signed copy thereof shall have been delivered to Borrower, Guarantor, Security Trustee and Lender.  THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(d)                                 Inurement.  The terms of this Agreement shall be binding upon, and inure to the benefit of, Borrower, Guarantor, Security Trustee and Lender and their respective successors and permitted assigns including each Note Holder.

(e)                                  Currency.  This Agreement is entered into in connection with an international financing transaction in which the specification of Dollars and payment at the designated place of payment is of the essence, and Dollars shall be the currency of account in all events.  The payment obligations hereunder and under the other Operative Documents shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to Dollars and transferred to the designated place of payment under normal banking procedures does not yield the amount of Dollars due hereunder.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (the “Second Currency”), the rate of exchange which shall be applied shall be that at which, in accordance with normal banking procedures, the payee could purchase Dollars with the Second Currency at a major bank located in the City of New York on the Business Day on which such payment is received.  The obligation of the payor in respect of any such sum due from it to a payee hereunder shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day of receipt by such payee of any sum adjudged to be due hereunder in the Second Currency such payee may, in accordance with normal banking procedures, purchase and transfer in the City of New York Dollars with the amount of the Second Currency so adjudged to be due.  Each party hereto hereby agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such payee against, and to pay such payee on demand, Dollars, in the amount equal to any difference between the sum originally due to such payee in Dollars and the amount of Dollars so purchased and transferred.

(f)                                    Entire Agreement.  This Agreement, together with the other Operative Documents, constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof and thereof.

(g)                                 Confidentiality.  Each of Lender, Borrower and Guarantor hereby covenants and agrees to maintain the confidential nature of (i) the terms and conditions of the Operative Documents and any other information disclosed to such party in connection with the execution and delivery of the Operative Documents and not to disclose the same (except for portions thereof which are filed with the FAA or are otherwise part of the public domain) by any means or for any purpose and (ii) any other information disclosed to such party after the date hereof pursuant to the terms of the Operative Documents which is identified by the Person supplying the same as being confidential at the time the same is delivered to such party, except (in the case of each of the preceding clauses (i) and (ii)) except as follows: (1) to its accountants, attorneys and other professional advisors, (2) to its directors, officers, employees, its Affiliates and their directors, officers and employees, and to each other party to the Operative Documents, (3) as required by force of law or by judicial or administrative process, (4) to a potential assignee or transferee of the Aircraft and/or the Engine or to a potential transferee of all or any of the Notes, in which event such Party shall use its reasonable best efforts to assure that such potential assignee or transferee agrees to be bound by the same covenant and agreement, (5) as expressly contemplated under the Operative Documents, or (6) to any Governmental Authority, or (7) as may be necessary in the opinion of Lender in connection with the exercise of remedies under the Operative

Documents, provided that in case of a disclosure referred to in Clause (3) above, the party requiring disclosure shall use its commercially reasonable efforts to limit the extent of such disclosure to the extent permitted by law. Notwithstanding anything to the contrary, each party (and each employee, representative, or other agent of any party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Operative Documents and all materials of any kind (including opinions and other tax analyses) that are provided to the party relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto and their respective Affiliates to comply with applicable securities laws.  This paragraph is intended to cause the transactions contemplated by the Operative Documents to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4 (or successor provision) of the Treasury Regulations promulgated under Code Section 6011 and shall be construed in a manner consistent with such purpose. Nothwithstanding anything to the contrary in this paragraph, Lender authorizes Guarantor to file copies of the Operative Documents with the SEC to the extent Guarantor determines that such filing is required under governing laws and rules.

(h)                                 Waiver Of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.                          Transaction Costs.

(a)                                  The following costs and expenses are herein and in the other Operative Documents referred to as “Transaction Costs”:  all of the costs and expenses incurred by Borrower, Guarantor, Lender and Security Trustee in connection with the execution and delivery of this Agreement, the Mortgage and the other Operative Documents, and the execution and delivery of the Notes to Lender, including, without limitation,

(i)                                     the reasonable fees, expenses and disbursements of (1) Winston & Strawn, LLP, special counsel for Lender and Security Trustee, (2) Daugherty, Fowler, Peregrin & Haught, FAA counsel in Oklahoma City, and (3) Parr Waddoups Brown Gee & Loveless, special Utah counsel to Borrower and Guarantor, in each case only with respect to the reasonable fees, expenses and disbursement in connection with the Operative Documents;

(ii)                                  all out-of-pocket expenses in connection with the transactions contemplated by the Operative Documents, including, without limitation, printing and duplication expenses and any recording and filing fees;

(iii)                               the Upfront Fee;

(iv)                              any other amounts approved by Borrower.

(b)                                 Borrower agrees to pay, promptly upon receipt and reasonable approval by Borrower of invoices for Transaction Costs, all such invoices of Transaction Costs.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their respective officers hereunto duly authorized as of the day and year first above written.

SKYWEST AIRLINES, INC.,
Borrower

By:	/s/ Michael J. Kraupp
Name:	Michael J. Kraupp
Title:	Vice President Finance and Assistant Treasurer

SKYWEST, INC.,
Guarantor

By:	/s/ Michael J. Kraupp
Name:	Michael J. Kraupp
Title:	Vice President Finance and Assistant Treasurer

C.I.T. LEASING CORPORATION,
Lender

By:	/s/ Glen T. Dimpfel
Name:	Glen T. Dimpfel
Title:	Vice President

C.I.T. LEASING CORPORATION,
Security Trustee

By:	/s/ Glen T. Dimpfel
Name:	Glen T. Dimpfel
Title:	Vice President

Signature Page to Loan Agreement

SCHEDULE I

Name, Addresses and Accounts

Borrower:

SkyWest Airlines, Inc., a Utah corporation

444 South River Road

St. George, Utah  84790

Attn: Chief Financial Officer

Telephone:  (435) 634-3200

Facsimile:  (435) 634-3205

Organizational Number:  UT 9107640142

Internal Revenue Service Employer ID No.:  87-0426325

Guarantor:

SkyWest Inc.

444 South River Road

St. George, Utah 84790

Attn: Chief Financial Officer

Telephone:  (435) 634-3200

Facsimile:  (435) 634-3205

Internal Revenue Service Employer ID No.: 87-0292166

Payments to Borrower or Guarantor should be by wire transfer to:

Zions First National Bank

One South Main

Salt Lake City, Utah  84111

ABA No. 124-000-054

Account No. 34-12884-3

Ref: SkyWest (CIT Loan)

Lender:

C.I.T. Leasing Corporation

c/o The CIT Group, Inc.

1211 Avenue of the Americas, 21st Floor

New York, New York 10036

Attention:  Legal Department

Telephone:  (212) 536-9488

Facsimile:  (212) 536-1388

with a copy to:

CIT Capital Finance

207 Queen’s Quay West, Suite 700

Toronto, Ontario M5J 1A7 Canada

Attention:  Glen Dimpfel

Telephone:  (416) 507-5159

Facsimile:  (416) 507-5559

I-1

Payments to Lender should be by FedWire to:

Bank:	JPMorgan Chase Bank
Address:	New York, NY
ABA #	021-000-021
Beneficiary:	The CIT Group/Equipment Financing, Inc.
Account #	116-003855
Reference:	Skywest Facility

I-2

SCHEDULE II

Certain Financial and Other Terms

1.                                       The Applicable Margin is 2.50% per annum.

2.                                       The Final Maturity Date is March 21, 2006.

3.                                       The Assumed Debt Rate is 6.3118% per annum.

4.                                       “Loan” means the loan made by Lender to Borrower pursuant to Section 2.01 of the Mortgage in an amount equal to $60,000,000.

5.                                       Acquisition Date means December 3, 2004.

6.                                       The Upfront Fee is $390,000, which is .65% of the amount of the Loan.